LOAN AGREEMENT


             This LOAN AGREEMENT, dated July 25, 1996, is made by and between MAUI USA INC., a Nevada corporation (the "Borrower"), and CFSC CAPITAL CORP. XI, a Delaware corporation (the "Lender").


                               W I T N E S S E T H:


             WHEREAS, the Borrower desires to obtain from the Lender a loan in the principal amount of EIGHT MILLION AND NO/100 DOLLARS ($8,000,000.00) (the "Loan"); and

             WHEREAS, subject to and upon the terms and conditions set forth herein, the Lender is willing to make available to the Borrower such Loan.


             NOW, THEREFORE, in consideration of the premises, the mutual covenants herein provided and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows (capitalized terms used herein shall have the meaning specified therefor in Section 8.1 hereinbelow, unless otherwise defined herein):


                       SECTION 1.  AMOUNT AND TERMS OF LOAN

             1.1 The Loan. Subject to and upon the terms and conditions set forth herein, the Lender agrees to make the Loan to the Borrower.

             1.2  The Note.

             (a) Form of Note. The Borrower's obligation to pay the principal of, and interest on, the Loan made by the Lender shall be evidenced by a single promissory note payable to the order of the Lender, which promissory note shall be in the form of Exhibit A hereto (the "Note") with blanks appropriately completed in conformity herewith. The Note shall: (i) be payable to the order of the Lender and be dated the date hereof; (ii) be in a stated principal amount equal to the Loan; (iii) mature on the Maturity Date; (iv) bear interest as provided in Section 2.1; and (v) be subject to the terms of and entitled to the benefits of this Agreement.

             (b) Records of Loan. The Lender shall maintain such records of its making the Loan, repayment of principal thereof and interest thereon and other information relating thereto as the Lender shall deem appropriate in accordance with its customary practices, which records shall constitute prima facie evidence thereof. Failure to maintain such records shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Note, and payments of principal or interest by the Borrower shall not be affected thereby.

             1.3 Purposes. Subject to any and all restrictions herein, the proceeds of the Loan shall be used by the Borrower solely to refinance a portion of the existing indebtedness secured by the Property, to pay the costs of constructing the Infrastructure and the Offsite Water System, and to pay costs incurred in connection with this loan transaction.

             1.4 Disbursement of Loan Proceeds. Upon closing, the Loan proceeds shall be disbursed into a closing escrow at Title Guaranty Escrow of Hawaii, Inc., and from such escrow shall be disbursed in accordance with written instructions from the Borrower which have been approved by the Lender, provided that not less than $4,000,000.00 shall be disbursed for Borrower's account to Citibank N.A. Escrow to be held and disbursed in accordance with the Escrow Agreement and $3,750,000.00 shall be disbursed to The Bank of Bermuda, Limited in partial payment of the existing loan encumbering a portion of the Property.


                               SECTION 2.  INTEREST

             2.1 Rate of Interest. The Borrower agrees to pay interest on the Loan in an amount equal to the greater of: (a) $3,000,000 or (b) an amount sufficient to provide to the Lender an internal rate of return of thirty percent (30%) per annum (the "Minimum IRR"); provided that, if there is an Event of Default under this Agreement, the interest on the Loan shall be an amount sufficient to provide the Lender an internal rate of return of fifty percent (50%) per annum over the entire term of the Loan (the "Default IRR").

             2.2  Damages.  The Borrower hereby acknowledges and agrees that
   (a) the Lender will incur damages and other costs and expenses in the event of the Borrower's failure to pay when due any payments hereunder or under the other Loan Documents and in the event of the Borrower's failure to comply with the terms of the Loan Documents, (b) the extent of such damages, costs and expenses are difficult to forecast, and (c) the charges and fees provided herein to be assessed in the event of such a late payment or other Event of Default by the Borrower are not an unreasonable forecast of the damages, costs and expenses which will be incurred by the Lender as a result thereof. Notwithstanding the foregoing, or anything else to the contrary herein, in the Note or any of the other Loan Documents, the rate of interest (including, without limitation, fees, late charges and other expenses) specified to be paid by the Borrower hereunder or thereunder shall in no event exceed the maximum rate therefor which may be permitted under applicable law. If, from whatever circumstance whatsoever, performance by the Borrower of any such payment of interest (including, without limitation, payment of any fees, late charges or other expenses) shall exceed the limits of validity prescribed therefor under applicable law, then, automatically, such obligation to be performed shall be reduced to the limit of such validity prescribed by applicable law. If, notwithstanding the foregoing limitations, any excess interest or other charges shall be determined by a court of competent jurisdiction to have been received by the Lender, the same shall be deemed to have been held as additional security for the payment and performance of the obligations of the Borrower under the Loan Documents.


                               SECTION 3.  PAYMENTS

             3.1 Repayment. The Loan shall be considered fully repaid only when (i) the Lender has been repaid all fees, costs and expenses payable to the Lender under the Loan Documents and the entire principal balance of the Loan together with interest thereon in an amount which is sufficient to provide to the Lender the Minimum IRR or the Default IRR, as applicable and
   (ii) the total Net Sales Proceeds paid the Lender (exclusive of any portion thereof applied to fees, costs and expenses other than principal and interest) plus all payments of principal and interest to the Lender from sources other than the Net Sales Proceeds equals $11,000,000.00. The Loan shall be due and payable as follows:

             (a) Until such time as the sums due to the General Contractor under the General Contract (inclusive of interest and sums payable under Change Orders, but exclusive of any damage claims) have been paid in full, or if earlier, the Loan has been repaid in full, the Net Sales Proceeds from the sale of each of the Units shall be paid upon closing of each sale as follows: (i) First, $100,000.00 per Unit shall be paid to the Lender; (ii) Second, up to $50,000.00 per Unit shall be paid directly to the General Contractor (or to an escrow account previously established with Citibank, N.A. for the purpose of administering payments to the General Contractor pursuant to the Escrow Agreement); and (iii) Third, the remainder shall be paid to the Lender. In any event, the Lender shall receive not less than $100,000.00 upon the closing of each of the Units. Notwithstanding the foregoing, upon any foreclosure sale or a deed in lieu of foreclosure conveying all or any portion of the Property or Units, the entire sales price shall be paid to the Lender until such time as the unpaid principal balance of the Loan, together with interest in an amount as provided in Section 2.1 above and all fees, costs and expenses on the Loan have been paid in full.

             (b) If all sums due to the General Contractor under the General Contract (inclusive of interest and sums payable under Change Orders, but exclusive of any damage claims) have been paid in full, but the Loan has not yet been fully paid, then the entire Net Sales Proceeds from the sale of each Unit shall be paid to the Lender until such time as the Loan is fully repaid.

             (c) On the Maturity Date (or any acceleration thereof) the entire remaining unpaid principal balance of the Loan, together with interest in an amount as provided in Section 2.1 above and all fees, costs and expenses on the Loan, shall be due and payable in full.

             3.2 Optional Prepayment. At any time prior to the Maturity Date, the Borrower shall have the option to prepay the Loan, in whole or in part (any prepayment in full must include the unpaid principal balance of the Loan plus interest in an amount as provided in Section 2.1 above plus all fees, costs and expenses due on the Loan) provided that with respect to any prepayment other than from Net Sales Proceeds as provided above, the Borrower gives the Lender no less than five (5) Business Days' prior written and irrevocable notice of the Borrower's election to prepay.

             3.3 Payments on Non-Business Days. Whenever any payment to be made hereunder or under the Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

             3.4 Method and Place of Payment, etc. All payments under this Agreement shall be made to the Lender by wire transfer of immediately available funds in freely transferable U.S. Dollars to an account designated by Lender.

             3.5 Net Payments. All payments under this Agreement shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments of principal and interest and other amounts (after deduction or withholding for or on account of (a) any gross excise tax (if any) payable by the Lender under the laws of the State of Hawaii and any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof, other than any tax (except such taxes referred to in clause (b) below) on or measured by the net income of the Lender pursuant to the income tax laws of the jurisdiction where the

   Lender's principal or lending office is located (collectively the "Taxes") and (b) deduction of an amount equal to any taxes, on or measured by the net income payable by the Lender with respect to the amount by which the payments required to be made by this Section 3.5 exceed the amount otherwise specified to be paid under this Agreement and the Note) shall not be less than the amounts otherwise specified to be paid under this Agreement and the Note. A certificate as to any additional amounts payable to the Lender under this Section 3.5 submitted to the Borrower by the Lender shall, absent manifest error, be final, conclusive and binding upon all the parties hereto. With respect to each deduction or withholding for or on account of any Taxes, the Borrower shall promptly furnish to the Lender such certificates, receipts and other documents as may be required (in the judgment of the Lender) to establish any tax credit to which the Lender may be entitled.

             3.6 Application of Payment. All payments made hereunder, under the Note and under the other Loan Documents shall be applied as follows: first, to the payment of fees, costs and expenses and other amounts then due to the Lender hereunder; second, to the payment of interest then due; and third, to the payment of principal then due on the Note.

             3.7 Option to Acquire Units. As additional consideration for the Loan, Borrower hereby grants to Lender an option to acquire up to five
   (5) Units upon the following terms and conditions:

             (a) The option may be exercised at any time on or before the earlier to occur of (i) twenty-four (24) months from the date of this Agreement or (ii) thirty (30) days after all sums due under the Note and Loan Documents have been paid in full (the "Option Period") by written notice given by the Lender to the Borrower specifying the number of Units (up to the maximum of 5) Lender wishes to acquire and the lot designations thereof, which may be any Unit (an "Available Unit") which, at the time of such exercise, is neither subject to an existing sales contract nor subject to current negotiations for a sales contract with a third party buyer. From time to time at Lender's request, Borrower will provide Lender with a list of the Available Units.

             (b) Although the option may be exercised at any time during the Option Period, the actual conveyance of the Units will not occur until three (3) Business Days after the contract price under the General Contract has been paid in full (the "Unit Closing Date").
        Accordingly, if all sums due under the Loan Documents and Note have been paid in full but the contract price under the General Contract has not yet been fully paid, the Lender will execute and deliver partial releases of Units as they are sold as otherwise provided in the Mortgage, but no consideration will be payable to the Lender for such partial releases. A full release of the Mortgage will be executed and delivered only after all sums due under the Loan Documents and Note have been fully paid and all obligations under the Loan Documents, including the performance of the obligations under this option, have been fully performed.

             (c) The purchase price for each Unit conveyed to the Lender pursuant to this option will be two-thirds of the price of the Unit as specified in Exhibit C attached hereto. The purchase price may be paid, at Lender's option, either in cash or by way of an offset against sums due under the Note.

             (d) If, after Lender has exercised its option, there is an Event of Default hereunder, the Lender shall have the right but not the obligation to rescind its exercise of the option.

             (e) The Units will be conveyed to the Lender free and clear of all liens and mortgages but subject to (i) certain other encumbrances as specified in the standard form sales contract used for sales to third party buyers which has been submitted to and approved by Lender and (ii) a restriction that the Units may not be offered for sale or sold to any third party (other than an officer, director or affiliate of Lender) for a period of one (1) year following conveyance of title to the Units to Lender. All closing costs shall be borne by the Borrower, as seller, and the Lender, as buyer, in accordance with the provisions of said standard form sales contract. The form of Deed for the Units shall be the standard form used for the Project.


                   SECTION 4.  CONDITIONS PRECEDENT TO CLOSING

             The Lender shall be under no obligation to close the Loan until each of the following conditions has been satisfied:

             4.1 Material Adverse Change/Legal Proceeding. There shall be no material adverse change in the condition or value of the Property or the financial condition or credit of the Borrower. All aspects of the Loan shall be as represented to the Lender without material, adverse change at the time of Closing. No legal proceedings which may materially and adversely affect the Borrower or any real or personal property which will secure the Loan or any of the transactions mentioned or contemplated by this Agreement shall be threatened or commenced.

             4.2 Agreements/Recordation. The Lender shall have received originals or certified copies of each of the following documents and instruments, duly executed and delivered by the Borrower and all other parties thereto, in each case in form and substance satisfactory to the
   Lender:

             (a)  This Agreement;

             (b)  The Note;

             (c)  The Escrow Agreement;

             (d)  A full release of the Participation Agreement; and

             (e)  All other Loan Documents.

   The Mortgage and Security Agreement and the Subordination Agreement shall have been duly recorded in the Bureau of Conveyances of the State of Hawaii and the Financing Statement shall have been duly filed in the States of Hawaii and Nevada.

             4.3 Submissions. Unless otherwise agreed by the Lender in its sole discretion, the Lender shall have received, in each case in form and substance satisfactory to the Lender, each of the following, in each case at the sole cost of Borrower:

             (a) Liens and Encumbrances. Copies of all liens and encumbrances affecting the Property.

             (b) Title Insurance. A mortgagee's ALTA title insurance policy including such endorsements as may be requested by the Lender at its discretion, insuring the Mortgage and Security Agreement as a first lien on the Property for the full amount of the Loan, subject only to encumbrances approved by the Lender. Without limiting the foregoing, the policy shall include an ALTA 100 endorsement, an access endorsement, a contiguity endorsement and a zoning endorsement.

             (c) Financing Statement Report. UCC financing statement reports with respect to filings in Hawaii and Nevada by a licensed searcher of titles advising the Lender that a search of the public records discloses, as of the time of closing of the Loan, no retail installment contracts, conditional sales contracts, chattel mortgages, leases of personalty, financing statements, title retention agreements or other liens of any kind filed and/or recorded against the personal property described in the Mortgage and Security Agreement or against the Property.

             (d) Property and Liability Insurance. Property insurance policies covering the Property. Unless otherwise agreed by the Lender, at a minimum, such property insurance shall insure against destruction or damage by fire, wind, hurricane and other perils covered by an ISO Commercial Property Broad Causes of Loss form or its equivalent, shall include replacement cost coverage and an agreed value endorsement. While any of the insurable properties are under construction, such property insurance shall be on the standard builder's risk completed value form of policy, nonreporting coverage. If the Property is located in a "Special Flood Hazard" area, the Borrower will provide the flood insurance authorized by the Flood Disaster Protection Act of 1973. In addition, the Lender shall be furnished with commercial liability insurance policies in an amount and with coverages acceptable to the Lender. The liability policies shall name the Lender as an insured party and each property insurance policy shall contain a mortgagee clause acceptable to the Lender. The Lender shall have received a certificate(s) of insurance evidencing the required coverage on the ACORD 27 form. All policies shall, unless otherwise agreed by the Lender, be deposited with the Lender throughout the term of this Agreement.

             (e) Financial Statements. Current, signed financial statements of the Borrower.

             (f) Approvals. All information and documents (whether or not specified in this Agreement) which may be requested by the Lender related to any real or personal property which will serve as security for the Loan or to any of the transactions mentioned in or contemplated by this Agreement.

             (g) Compliance. Evidence that the Property and its contemplated use, as well as the proposed Infrastructure, shall conform to Federal, State and County zoning, environmental and other legal requirements and that the Property is properly zoned for single-family residential use, except for one lot which is zoned for multi-family use.

             (h) Organizational Documents. Certified copies of the Organizational Documents and certificates of good standing/authorizations of the Borrower, a tax clearance certificate for the Borrower and corporate resolutions of the Borrower authorizing the Loan and execution of the Loan Documents.

             (i) Environmental Report. An environmental hazards assessment and audit of the Property, which shall have been submitted to Lender not less than seven (7) Business Days prior to closing. The Borrower shall have taken all steps recommended by such report to address any hazardous waste issues.

             (j) Survey. The Borrower shall have provided a survey of the Property if and as required by the title company issuing the title policy to the Lender.

             (k) Counsel Opinion. Opinion of counsel for the Borrower, which shall state that:

                  (i) The Borrower is duly organized, validly existing, and in good standing and registered and qualified to do business under the laws of the jurisdiction of its incorporation and the State of Hawaii.

                 (ii) The parties executing and delivering the Loan Documents on behalf of the Borrower have the power and legal capacity to execute and deliver such documents.

                (iii) Compliance by the Borrower with its obligations under the Loan Documents will not violate any law, including usury laws, or its Organizational Documents.

                 (iv) No action of any governmental commission or agency or any other Person is required in connection with the execution and delivery of the Loan Documents.

                  (v) The Loan Documents have been duly authorized, executed and delivered and are valid and legally binding obligations of the Borrower, enforceable in accordance with their terms.

                 (vi) The rights of the purchasers under all sales contracts for Units (entered into after recordation of the Mortgage) shall be subordinate to the liens of the Loan Documents.

                (vii) The Borrower's sales program and the project documents applicable to the Units, including (without limitation) the sales contract for the Units, are in full compliance with the Federal Interstate Land Sales Full Disclosure Act and the Uniform Land Sales Practices Act, to the extent applicable to the Units.

             (l) Plans and Specifications. Final Plans and Specifications for the Infrastructure and for the Offsite Water System approved by all Governmental Authorities and initialed for identification purposes by the Borrower, the Borrower's Engineer, and the General Contractor or Offsite Water System Contractor, as applicable.

             (m)  Soils Report.  A soils report for the Property.

             (n) Construction Contract/Subordinations. Executed copies of the General Contract, copies of all executed subcontracts (to the extent available under the General Contract) for the Infrastructure, a list, certified by the Borrower, of all contracts executed by the Borrower for the performance of services or the supply of materials in connection with the construction of the Infrastructure and subordination agreements executed by all major subcontractors under the General Contract.

             (o) Offsite Water System Contract. Executed copy of the Offsite Water System Contract.

             (p) Engineer's Contract. Executed copy of the Engineer's Agreement which shall provide that the Borrower's Engineer will review construction of the Infrastructure and the Offsite Water System.

             (q) Engineer's/Contractor's Agreements. The Engineer's Statement and the Contractor's Consent and Agreement from each of the General Contractor and the Offsite Water System Contractor.

             (r) Engineer's Policy. A copy of the errors and omissions policy for the Borrower's Engineer.

             (s) Bond. Unless otherwise agreed by the Lender, 100% labor and material payment and performance bonds for construction of the Infrastructure and the Offsite Water System, which shall be dual obligee bonds naming the Lender as an additional obligee. The bonds shall be accompanied by verification from the surety that the person executing such bonds has authority to do so. If requested by the Lender, financial statements, a current credit report and the Lender reference for the surety shall be submitted to the Lender and, if requested by the Lender, such bonds shall be reinsured by such number of additional sureties as the Lender may reasonably require.

             (t) Permits. Evidence of entitlements and copies of all permits and approvals required from any Governmental Authority for the construction of the Infrastructure and the Offsite Water System.

             (u) Preliminary Subdivision Approval. Preliminary subdivision approval for the subdivision of the Property into 233 residential lots (including 232 single family lots and one multi-family lot of approximately 5.3 acres) plus the necessary roadway, park and other incidental lots, which preliminary approval shall provide that final subdivision approval will be issued subject only to terms and conditions as are approved by the Lender.

             (v) Archeological Study. An archeological study of the Property.

             (w) CPM Schedule/Budget. The CPM Schedule and the Budget for the construction of the Infrastructure, which shall include cash flow projections for the term of this Agreement, and which shall have been submitted to Lender not less than two (2) Business Days prior to closing.

             (x) Assignment of Escrow Agreement, Sales Contracts and Escrow Deposits. An Assignment of Sales Contracts naming Lender as assignee, as well as escrow's consent thereto.

             (y)  Assignment of Escrow Agreement and Consent.  An
        Assignment of Escrow Agreement and Consent, naming the Lender as assignee, as well as escrow's consent thereto and an acknowledgment by the depository with which the applicable account is maintained.

             (z) Purchaser's Escrow. An agreement providing that all funds paid by each purchaser as a downpayment on a Unit shall be escrowed pending closing of the Unit. Escrowed funds may not be used by the Borrower for any purpose prior to closing of the sale of the Unit.

             (aa) Sales and Registration Documentation. Copies of the standard form sales contract to be used for sales of Units and all materials submitted with respect to registration of the Project under federal and/or state laws, rules and regulations, together with evidence that (i) amendments to such registrations have been filed to reflect the change in the identity of the developer from 3521 Corp. to Borrower, and (ii) the currently required annual reports due with respect to each of such registrations has been filed by Borrower.

             (bb) Consents. Consents and agreements executed by MLP and the Board consenting to the Assignment of Contracts and containing such lender protection provisions as required by Lender, in the forms attached hereto as Exhibit B-1 and B-2.

             4.4 Other Legal Matters. All legal matters incidental to the Loan shall be satisfactory to the Lender.

             4.5 No Default. On the date of the Loan and after giving effect hereto, there shall exist no Default or Event of Default.

             4.6 Representations and Warranties. On the date of the Loan and after giving effect thereto, all representations and warranties contained in Section 7 shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of such date.


                              SECTION 5.  COVENANTS

             While this Agreement is in effect and until all obligations hereunder, under the Note and other Loan Documents shall have been paid and performed in full, the Borrower agrees that:

             5.1 Financial Statements and Other Information. The Borrower will furnish to the Lender (in each case prepared in accordance with generally accepted accounting principles applied on a consistent basis):

             (a) Within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a financial statement of the Borrower including an income statement, balance sheet and statement of cash flows, each such financial statement to be prepared and audited by a firm of independent certified public accountants selected by the Borrower and reasonably satisfactory to the Lender.

             (b) From time to time, with reasonable promptness, such further information regarding the business, affairs and financial condition of the Borrower as the Lender may reasonably request.

             (c) On or before the seventh (7th) day of each month, a status report itemizing the Units for which the Borrower holds sales contracts as well as Borrower-prepared financial statements.

             (d) Upon acquiring knowledge of the existence of a Default or Event of Default or a circumstance which could reasonably be expected to give rise to a Default or an Event of Default, the Borrower will promptly deliver to the Lender a certificate of the Responsible Officer of the Borrower specifying:

                  (i) the nature of such Default or Event of Default or occurrence,

                 (ii)  the period of the existence thereof, and

                (iii) the actions that the Borrower proposes to take with respect thereto.

             The Borrower agrees that, during the entire term of this Agreement, the Lender shall have the continuing right to obtain credit reports on the Borrower without further authorization from the Borrower.

             5.2 Notice of Litigation or Loss. The Borrower shall give to the Lender prompt written notice of:

             (a) any and all pending or threatened actions, suits and proceedings involving or affecting the Property, the Project or the Borrower and involving an amount of $100,000.00 or more or an adverse determination of which would materially adversely affect the condition (financial or otherwise) or operation of the Property, the Project or the Borrower;

             (b) any uninsured loss through fire, theft, liability or property damage exceeding $100,000.00; and

             (c) any combination of pending or threatened actions, suits and proceedings involving or affecting the Property, the Project or the Borrower and uninsured losses which involve, in the aggregate in any one fiscal year, $250,000.00 or more.

             5.3 Taxes. The Borrower shall duly pay and discharge, or cause to be paid and discharged, when due, all taxes, assessments and other governmental charges imposed upon it and its properties (including the Property), or any part thereof or upon the income or profits therefrom, as well as all claims for labor, materials or supplies which if unpaid might by law become a lien or charge upon any of the Borrower's properties, except such of the foregoing as are being diligently contested in good faith and by appropriate proceedings and reserved on its balance sheet, if and to the extent required under generally accepted accounting principles.

             5.4 Insurance. The Borrower shall insure and keep insured, with good and responsible insurance companies selected by the Borrower, all of its property of an insurable nature (including, without limitation, all buildings, equipment and fixtures) against damage, fire and other casualties in such manner and to the extent required by the Lender. The Borrower shall furnish the Lender with certificates (ACORD Form 27) evidencing the required insurance coverage and shall provide the Lender with renewal certificates at least ten (10) Business Days prior to the expiration date of each policy for which a certificate was previously furnished. If the Borrower fails to maintain the required insurance, the Lender is authorized to obtain the insurance at the Borrower's expense.

             5.5 Existence, etc. The Borrower shall at all times: (a) maintain, preserve and keep in full force and effect its existence as a Nevada corporation, (b) comply with all applicable statutes, laws, rules and regulations of all Governmental Authorities, (c) remain or become qualified to engage in business in good standing in all jurisdictions in which the nature or transaction of its business or the character of its properties make such qualification necessary, and (d) maintain, preserve and protect all Governmental Authorizations and all other rights, franchises, licenses, patents, trademarks and tradenames owned by or licensed to the Borrower and material to its business or its performance of its obligations under the Loan Documents.

             5.6 Maintenance. The Borrower shall maintain, preserve and keep the Property, and the Borrower's equipment and every part thereof in good repair, working order and condition.

             5.7 Reportable Event. The Borrower shall, as soon as possible and, in any event, within twenty (20) days after it knows or has reason to know that a Reportable Event has occurred, that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver of the minimum funding standard under Section 412 of the Code with respect to a Plan, that a Plan has been or may be terminated, that proceedings may be or have been instituted to terminate a Plan, or that the Borrower or an ERISA Affiliate will or may incur any liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, deliver to the Lender a certificate of the chief financial officer setting forth details as to such occurrence and action, of any, which it is required or proposes to take, together with any notices required or proposed to be filed with or by it, the ERISA Affiliate, the PBGC or the plan administrator with respect thereto. If requested by the Lender, the Borrower will furnish the Lender a copy of the annual report of each Plan (Form 5500 series), if any, required to be filed with the Internal Revenue Service. Copies of annual reports or any notices required to be delivered to the Lender hereunder shall be delivered no later than thirty (30) days after the later of the date such report or notice has been filed with the Internal Revenue Service or the PBGC or the date of receipt thereof. If the Borrower does not maintain a Plan, but shall at any time adopt or become obligated to contribute to a Plan, it shall comply with the foregoing provisions of this Section 5.7.

             5.8 Inspection of Property; Books and Records; Discussions. The Borrower shall permit the Lender and/or any authorized representative(s) designated from time to time by the Lender to visit and inspect any of the properties of the Borrower, including its financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested. In connection with such inspections, Lender shall cause as little interference with the Borrower's business operations as is reasonably possible. The Borrower shall keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles, consistently applied (and in conformity with all Requirements of Law) shall be made of all dealings and transactions in relation to its business and activities.

             5.9 Governmental Authorizations. The Borrower shall at all times comply in all respects with the terms of all Governmental Authorizations, and shall promptly (and in any event within ten (10) Business Days) notify the Lender upon obtaining knowledge of (a) the termination, cancellation, material modification, lapse, non-renewal or other loss of any Governmental Authorization, and (b) any proceedings to which the Borrower is a party which involves a material risk of any matters est forth in clause (a) immediately preceding, and shall promptly furnish the Lender with copies of and information with respect to any new Governmental Authorizations issued to or acquired by the Borrower.

             5.10 Changes to Plans and Specifications or Construction Contract or the Offsite Water System Contract. No material changes shall be made in the Plans and Specifications or the Construction Contract or the Offsite Water System Contract without the prior written approval of the Lender and the sureties on applicable bonds. A change shall be considered material if it results in a Change Order requiring the approval of the Lender as set forth below or if it results in a change in the timing of payments or the applicable retentions. The Borrower will not permit the performance of any work pursuant to any Change Order which will result in an increase or decrease in the cost of the construction of the Infrastructure or the Offsite Water System in excess of $100,000.00 (each change considered separately without reduction by cost savings or increase by other change), nor pursuant to any Change Order which, together with the aggregate of Change Orders theretofore executed by the Borrower, will result in an increase or decrease in such price in excess of an aggregate amount of $500,000.00, unless, in either case, the Borrower shall have received the prior written approval of the Lender to such Change Order. In all cases, computations of increases will be made without giving effect to any cost savings and all decreases will be calculated without giving effect to cost increases. (By way of example, if a Change Order involves changes which increase the cost by $150,000.00 but also involves changes which decrease the cost by $100,000.00, consent will still be required). The Borrower will obtain all required consents of all sureties on applicable bonds before approving or requesting any Change Order.

             5.11 Consents. All (a) required consents (whether required by or from Governmental Authority or any other Person and (b) all licenses required by any Governmental Authority to which the Borrower is subject or to which the construction is subject and, which, in either case, may be necessary in relation to this Agreement, the Loan, the Loan Documents or the construction of the Infrastructure of the Offsite Water System have been obtained or will be obtained prior to the date required.

             5.12 Commencement and Completion of Construction. The Borrower will commence construction of the Infrastructure and the Offsite Water System no later than the date shown for such commencement on the CPM Schedule; diligently proceed with the construction and complete the construction of the Infrastructure and the Offsite Water System no later than the date shown for such completion on the CPM Schedule.

             5.13 Use of Loan Proceeds; Payment of Construction Costs. The Borrower will use the Loan proceeds solely for the purposes permitted by
   Section 1.3. Borrower shall obtain Lender's written consent prior to any deviation from any line item in the Budget which, together with all prior deviations in such line item, equals or exceeds the lesser of $50,000.00 or ten percent (10%) of the amount of the line item as shown in the Budget. The Borrower will pay promptly all valid charges for material and labor of the General Contractor, the Offsite Water System Contractor and subcontractors. Should any claims of lien be filed or recorded or any stop notice served, the Borrower shall forthwith pay and discharge the same and cause the same to be released or bond around the same.

             5.14 Contractor's Insurance. The Borrower will require the General Contractor, the Offsite Water System Contractor and subcontractors to carry (a) liability insurance with coverage and in form acceptable to the Lender, naming the Lender as an additional insured and (b) workmen's compensation insurance.

             5.15 Performance of Construction. The Borrower shall coordinate the construction so that all work and materials shall be in accordance with good building practices and in conformity with all governmental laws and regulations and in strict accordance with the Plans and Specifications.

             5.16 Sign. At the Lender's request, the Borrower will, at its cost, erect and maintain during the period of construction a sign on the Property indicating the source of construction financing.

             5.17 Change in Nature of Business; Organizational Documents; or Name. The Borrower hereby agrees that, so long as this Agreement remains in effect, the Note remains outstanding and unpaid or any other amount is owing to the Lender under any of the Loan Documents, the Borrower shall not, without the prior written consent of the Lender change the nature of its business as conducted or proposed to be conducted on and as of the date hereof, or engage in any type of business not reasonably related to such business, or amend, modify, revise, supplement or otherwise change the terms of its Organizational Documents in a manner that violates any other provision of the Loan Documents or which would adversely affect the Loan or the Lender's rights under the Loan Documents.

             5.18 Investment Limitations. The Borrower shall not, without the Lender's prior written consent, make any additional investments.

             5.19 Disclosure of Information. The Borrower consents to all discussions and disclosures of information regarding any aspect of the Loan, the Borrower, its operations or financial condition, including insurance information, and to all agreements made, now or in the future, between the Lender and any participant or assignee of the Loan pertaining to the Borrower or the Loan as the Lender and such participant or assignee deem appropriate.

             5.20 Sales of Units. Unless otherwise agreed by Lender in writing, Units shall be sold only to bona fide third party purchasers and for prices not less than those set forth in Exhibit C attached hereto. For each sale, Borrower shall use the form of sales contract previously submitted to and approved by Lender, without material modification unless otherwise agreed by Lender.

             5.21 Indemnity. The Borrower will indemnify, defend and hold harmless the Lender against any and all claims, losses and damages incurred by Lender and arising out of any breach by Borrower of its agreements or covenants, or out of any misrepresentations, contained in this Agreement or in any other Loan Document.

             5.22 Final Subdivision Approval. Within eight (8) months from the date of this Agreement, Borrower shall have either (a) obtained final subdivision approval for the entire Project, or (b) obtained a developer's completion bond for the entire Project in form and content as required by the County of Maui and applied for final subdivision approval for the entire Project. If the time for the General Contractor's performance under the Construction Contract is extended because of delays caused by circumstances beyond the Borrower's and Contractor's control, the eight (8) month period for satisfaction of the obligations under this Section shall be extended for a like period of time. In any event, if final subdivision approval is not obtained prior to January 6, 1997, Borrower shall have obtained, and provided to Lender, a copy of a further extension of the preliminary subdivision approval, which shall be further extended from time to time as necessary until final subdivision approval is obtained.

             5.23 Copies of Applications for Payment. Upon receipt of each Application for Payment under the Construction Contract, Borrower shall immediately forward a copy thereof to the Lender.


                          SECTION 6.  EVENTS OF DEFAULT

             Upon the occurrence of any of the following events (each an "Event of Default"):

             6.1 Representations, etc. Any certificate furnished by the Borrower to the Lender pursuant hereto shall prove to have been incorrect in any material adverse respect or any of the representations and warranties made by the Borrower herein or in connection herewith shall prove to be, or become, incorrect in any material, adverse respect.

             6.2 Principal, Interest and Other Sums. The Borrower shall fail to pay: (a) any payment of principal or interest under the Note within five (5) days after it is due, or (b) any other amount payable by the Borrower hereunder or under any of the other Loan Documents within five (5) days after written notice that such sum is due is given to Borrower by Lender.

             6.3 Bankruptcy, etc. The Borrower shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Borrower under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect, and relief is ordered against the Borrower or the petition is controverted but is not dismissed within ninety (90) days after the commencement of such case; or the Borrower is not generally paying its debts as they become due; or a trustee (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower, or the Borrower commences any other proceeding under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower, or there is commenced against the Borrower any such proceeding which remains undismissed for a period of ninety (90) days or the Borrower fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower by any act or failure to act indicates its consent to, approval of or acquiescence in any such case or proceeding or in the appointment of any custodian or the like for it or any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of ninety (90) days; or the Borrower makes a general assignment for the benefit of creditors; or any action is taken by the Borrower for the purpose of effecting any of the foregoing.

             6.4 Security Documents. Any Loan Document or other agreement, if any, now or hereafter securing all or any part of the obligations of the Borrower under this Agreement or the Note shall be deemed not to be legal, valid and binding in according with its terms or the Borrower or any other obligor thereunder or party thereto shall deny any liability or obligation thereunder or the enforceabiliy thereof.

             6.5 ERISA. Any member of the Controlled Group of which the Borrower is a member shall fail to pay when due an amount or amounts which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $250,000.00 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan; or a proceeding shall be instituted by a fiduciary of any Material Plan against any member of the Controlled Group to enforce Section 515 of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated.

             6.6 Judgment. Any final, uninsured judgment shall be rendered against the Borrower for the payment of money in an amount which alone or with other outstanding final judgments exceeds $250,000.00 in the aggregate and (a) such judgment shall not be discharged or fully bonded against within thirty (30) days, or (b) within thirty (30) days after entry of such judgment, execution shall not be stayed pending appeal, or (c) such judgment shall not be discharged within thirty (30) days after expiration of any such stay.

             6.7 Dissolution. Any action or proceeding shall have been commenced to dissolve the Borrower or any petition or application shall have been filed to initiate dissolution of the Borrower and such action, proceeding, petition or application is not dismissed within thirty (30) days after the commencement thereof without a dissolution of the Borrower or the Borrower shall otherwise be deemed to have dissolved.

             6.8 Termination of Governmental Authorizations. Any Governmental Authorization (a) which is material to the Borrower's business or operations or (b) the loss of which could materially adversely affect the ability of the Borrower to perform its obligations under any of the Loan Documents, shall be suspended, terminated, revoked, shall expire without renewal on or before its expiration date, or shall become subject to any injunction or order which has not been stayed and which may, in the reasonable judgment of the Lender, materially adversely affect the business or operations of the Borrower or its ability to perform its obligations under the Loan Documents.

             6.9 Constructions of Infrastructure and Offsite Water System. Once work is commenced on the Infrastructure and the Offsite Water System, work ceases on the construction of such Infrastructure or Offsite Water System for any reason other than strikes, lockouts, or acts of God beyond the control of the Borrower for such period as would cause the completion of such work to extend more than sixty (60) days beyond the date shown for completion thereof in the CPM Schedule.

             6.10 Litigation. There shall be commenced against Borrower any litigation or proceeding or action for expropriation of any portion of Borrower's property which, if determined adversely to Borrower, could have a material adverse impact on the Property, the Project or the Borrower.

             6.11 Abandonment. The Borrower abandons any portion of the Property.

             6.12 Adverse Change. Any event occurs which has a material adverse impact on the Property, the Project or the Borrower.

             6.13 Responsible Officer. The authority of any Responsible Officer to have executed and/or delivered any document, instrument or certificate so executed and/or delivered on behalf of the Borrower pursuant to the Loan Documents shall for any reason be challenged or prove to have been insufficient for the purpose of binding the Borrower with respect thereto and the Borrower fails, upon the Lender's request, to immediately and effectively ratify said authority of the Responsible Officer.

             6.14 Final Subdivision Approval. The Borrower shall fail to satisfy the obligations under Section 5.22 of this Agreement within thirty
   (30) days of the date required.

             6.15 Applications for Payment. The Borrower shall fail to provide to Lender any Application for Payment received from the General Contractor immediately upon receipt thereof.

             6.16 Other Covenants. The Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, the Note or any other Loan Document on its part to be performed or observed and any such failure shall remain unremedied for the period provided for remedy thereof, or if no such period is specified, for a period of thirty
   (30) days after the earlier of (a) the date written notice thereof shall have been given by the Lender to the Borrower and (b) the date the Borrower should have delivered to the Lender a written notice of the occurrence of a Default or Event of Default pursuant to Section 5.1(d) of this Agreement.

   Then and in any such event and at any time thereafter, if any Event of Default shall then be continuing, any of the following actions may be taken: (a) the Lender may by written notice to the Borrower, declare the principal of and accrued interest in respect of the Note to be, whereupon the same and all other amounts due hereunder shall become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in the Note to the contrary notwithstanding, and (b) all such other actions hereunder or under any of the other Loan Documents (whether provided herein, therein, or otherwise by law) as the Lender may elect; provided that if an Event of Default described in Section 6.3 hereinabove shall occur, the result which would otherwise occur only upon the giving of written notice by the Lender to the Borrower or upon Lender's election as specified in clauses (a) and (b) above shall occur automatically without such election or the giving of any such notice. In addition to the foregoing, the Lender may, at its option and without obligation to do so, enter the Property and cause to be performed and furnished any and all labor or work and materials which the Lender may deem necessary or desirable for the protection and completion of the Infrastructure or the Offsite Water System in accordance with the Plans and Specifications or as modified as the Lender may deem necessary and, to this end, the Lender may do any act and enter into any contract and incur and pay such costs therefor as the Lender deems proper for such purpose. Any sums so expended shall be deemed loans to the Borrower and shall be secured by the Loan Documents, and the Borrower agrees to pay such loans to the Lender on demand, together with interest thereon sufficient to provide an internal rate of return of fifty percent (50%) per annum. The Lender shall also have power to prosecute and defend all actions and proceedings in connection with the construction of the Infrastructure and to take such action and require such performance as the Lender deems necessary under the General Contract, the Engineer's Agreement, and any performance and payment bonds.


              SECTION 7.  REPRESENTATIONS, WARRANTIES AND AGREEMENTS

             In order to induce the Lender to enter into this Agreement and the Lender to provide the Loan provided for herein, the Borrower makes the following representations, warranties and agreements to and with the
   Lender:

             7.1 Corporate Status. The Borrower (a) is a Nevada corporation, duly organized and registered and validly existing and in good standing under the laws of the State of Nevada, (b) is authorized, to the extent required under applicable law, to do business and is in good standing under the laws of all states of the United States and in any other jurisdiction wherein the nature of its business requires such qualification and the failure to so qualify will have a material adverse effect on the Borrower, and (c) has all necessary power and authority to execute, deliver and perform this Agreement, the other Loan Documents and the Note and to borrow the sums hereunder.

             7.2 Authority; No Conflict. The execution, delivery and performance by the Borrower of this Agreement, the Note and the other Loan Documents to be executed and delivered by it as contemplated by this Agreement, have been duly authorized by all necessary corporate action by the Borrower and do not and will not violate any provision of law or regulation, or any decree, order, writ or judgment to which the Borrower is subject, or any provisions of the Borrower's Organizational Documents, result in the breach of or constitute a default under any indenture or other agreement or instrument to which the Borrower is a party and which breach, individually or collectively with all other breaches of other agreements or instruments, could materially adversely affect the business or operations of the Borrower or its ability to perform its obligations under the Loan Documents.

             7.3 Responsible Officer. The Responsible Officer designated from time to time by the Borrower to execute and deliver any document, certificate or other instrument hereunder shall have or be deemed to have at the time of such execution and delivery all necessary corporate authority to so execute and deliver such documents, certificates and other instruments on behalf of the Borrower, and shall continue to have, or be deemed to have, such authority until such time as the Lender shall have received written notice from the Borrower explicitly revoking such authority on a prospective basis.

             7.4 Legality, etc. This agreement constitutes and, when executed and delivered, the Note and the other Loan Documents will constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, except to the extent limited by bankruptcy, insolvency or reorganization laws or by other laws relating to or affecting the enforceability of creditors' rights generally and by general equitable principles which may limit the right to obtain equitable remedies.

             7.5 Financial Statements. The audited financial statements of the Borrower for the period ending December 31, 1995, furnished to the Lender, fairly present the financial position of the Borrower. Since that date there has been no adverse change in the business, assets, financial condition or operations of the Borrower which would materially and adversely affect the ability of the Borrower to perform any of its obligations hereunder, under the Note or under the other Loan Documents.

             7.6 Litigation. No litigation, arbitration or administrative proceeding is pending and, to the knowledge of the Borrower, no written threat of such action has been made against the Borrower, which, if determined adversely, would materially and adversely affect the ability of the Borrower to perform any of its obligations under this Agreement, the Note or the other Loan Documents and the Borrower agrees to provide the Lender with such information in respect of all such litigation, arbitration and administrative proceedings as the Lender may from time to time reasonably request. There is no litigation, arbitration or administrative proceeding pending or, to the knowledge of the Borrower, no written threat of such action against the Borrower which questions the validity of this Agreement, the Note or the other Loan Documents.

             7.7  ERISA.

             (a) The issuance of the Note hereunder will not cause the Borrower to be engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code and there have not been any "reportable events," as that term is defined in Section 4043 of the Employee Retirement Income Security Act of 1974, as amended, which would result in a material liability to the Borrower.

             (b) With respect to each Plan, the Borrower and each member of the Controlled Group of which the Borrower is a member have fulfilled their obligations under the minimum funding standards of ERISA and the Code and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any termination liability to the PBGC under Title IV of ERISA which is currently unsatisfied. With respect to each Plan which is a multiemployer pension plan, the Borrower and each member of the Controlled Group have fulfilled their respective Plan contribution requirements under the applicable collective bargaining agreement and have not incurred any withdrawal liability to the Plan under Title IV of ERISA which is currently unsatisfied.

             7.8 Consents. No Governmental Authorizations or other authorization, consent or approval from governmental bodies, regulatory authorities or other Governmental Authorities or from any other Person is required for the execution, delivery and performance of this Agreement or any of the other Loan Documents by the Borrower, except such Governmental Authorizations and other authorizations, consents and approvals as have been obtained prior to the request for the Loan and which are in full force and effect at the time of the funding of the Loan.

             7.9 Payment of Taxes. The Borrower has filed all federal, state and local tax returns which are required to be filed by it has paid or caused to be paid all taxes as shown on such returns or on any assessment received by it to the extent that such taxes have become due, except such taxes, if any, as are being contested in good faith as to which adequate reserves have been provided.

             7.10 Performance of Other Agreements. The Borrower is not in default in any manner which would materially and adversely affect the business, assets operations or conditions (financial or otherwise) of the Borrower in the performance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Borrower is a party or by which the Borrower or any of its properties is bound.

             7.11 Title to Properties. The Borrower has good and marketable title to all of its properties and assets, and all of such properties and assets are free and clear of mortgages, pledges, liens, charges and other encumbrances except as otherwise consented to in writing by the Lender.

             7.12 Compliance of Property with Laws. The Borrower has examined and is familiar with all the covenants, conditions, restrictions, reservations, building laws, regulations and zoning ordinances affecting the Property including without limitation any special regulations. After construction in accordance with the Plans and Specifications, the Infrastructure, the Offsite Water System and the Project will, in all respects, conform to and comply with the requirements of said covenants, conditions, restrictions, and reservations and will not be in violation of applicable building laws, regulations and zoning ordinances and shall be in accordance with all requirements of the Governmental Authorities having jurisdiction thereof.

             7.13 Governmental Authorizations. The Borrower has duly and timely filed all registration statements and other filings which are required to be filed under applicable law with respects to the operation of its business and is and shall remain at all times in all respect in compliance with all Governmental Authorizations and Requirements of Law. The Borrower is presently and shall continuously remain in compliance in all respects with all terms and conditions of all federal, state and local laws, all rules, regulations and administrative orders of all Federal, State and local commissions or authorities which have jurisdiction over the Borrower or the operation of its business.

             7.14 True and Complete Copies. All copies of documents heretofore furnished by, or on behalf of, the Borrower to the Lender are true and complete copies of the originals thereof, and all amendments and modifications thereto, and are in full force and effect. There have been no amendments or modifications to any such document except as heretofore disclosed in writing to the Lender.

             7.15 Use of Proceeds. Proceeds of the Loan will be used solely for the purposes described in Section 1.3

   All of the representations and warranties stated above in this Section 7 shall survive until all obligations hereunder, under the Note and under the other Loan Documents are satisfied in full and this Agreement is terminated.


                            SECTION 8.  MISCELLANEOUS

             8.1 Definitions. As used herein the following capitalized terms shall have the meanings herein specified and shall include in the singular number the plural and in the plural number the singular:

             "Agreement" shall mean this Loan Agreement, as it may from time to time be amended, supplemented or otherwise modified.

             "Assignment of Contracts" shall mean an assignment of the Borrower's rights under the Storage Tank Agreement, the Water Storage and

   Waterline Development Agreement, and the Right of Entry Agreement, in form and substance satisfactory to the Lender.

             "Assignment of Escrow Agreement and Consent" shall mean an assignment of the Borrower's right, title and interest in, to and under the Escrow Agreement, including escrow's consent thereto and an acknowledgment by the depository in which the applicable account is maintained, in form and substance satisfactory to Lender.

             "Assignment of Sales Contracts" shall mean an assignment of sales contracts, escrow deposits and escrow agreement in form and content satisfactory to the Lender.

             "Board" shall mean the Department of Water Supply of the County of Maui, an agency of the County of Maui, a body corporate and politic, and a political subdivision of the State of Hawaii.

             "Borrower's Engineer" shall mean Austin Tsutsumi & Associates, Inc., or any other engineer(s) approved by the Lender.

             "Budget" shall mean the detailed budget of the overall costs of the construction of the Infrastructure, including all Construction Costs which has been approved by the Lender, specifying the sums which have been or are to be paid by Borrower from its own funds and those sums to be paid with, or reimbursed by, Loan proceeds, a copy of which budget is attached hereto as Exhibit D.

             "Bureau" shall mean the Bureau of Conveyances of the State of Hawaii.

             "Business Day" shall mean any day excluding: (a) Saturday and Sunday, and (b) any day on which lenders in Honolulu, Hawaii, are authorized or required by law or other governmental actions to close.

             "Change Order(s)" shall mean any amendments or modifications to the Plans and Specifications or the General Contract or the Offsite Water System Contract or any subcontract.

             "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

             "Consent and Agreement of Contractor" shall mean the agreement to be executed by the General Contractor and by the Offsite Water System Contractor in favor of the Lender in the form attached hereto as Exhibits E-1 and E-2.

             "Construction Costs" shall mean the total of all direct costs of construction of the Infrastructure and the Offsite Water System.

             "Controlled Group" shall mean with respect to any specified Person, (a) all members of an affiliated group of corporations within the meaning of Section 1504 of the Code and (b) all trades or businesses (whether or not incorporated) under common control which, together with such Person, are treated as a single employer under Section 414(b) or 414(c) of the Code.

             "CPM Schedule" shall mean a critical path method construction schedule or the equivalent thereof.

             "Default" shall mean any event, act or condition which with notice or lapse of time or both or with any other event, act or condition would constitute an Event of Default.

             "Dollar(s)" shall mean lawful money of the United States of America.

             "Engineer's Agreement" shall mean the contract between the Borrower and the Borrower's Engineer for the performance of engineering services for the construction of the Infrastructure and the Offsite Water System.

             "Engineer's Statement" shall mean the agreement to be executed by the Borrower's Engineer in favor of the Lender in the form attached hereto as Exhibit F.

             "ERISA" shall mean the Employee Retirement Income Security Act of 1974 as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

             "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Borrower or any of its subsidiaries would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA.

             "Escrow Agreement" shall mean the Escrow Agreement dated April 5, 1996, made by and among Borrower, Citibank, N.A. Escrow, Lender and Fletcher Pacific Construction Co., Ltd.

             "Event of Default" shall mean each of the Events of Default specified in Section 6 of this Agreement.

             "Fair Market Value" of any property (personal or real) shall mean the purchase price therefor which would be obtained in an arms-length cash transaction between an informed and willing purchaser and an informed and willing seller, in each case under no compulsion to enter into such transaction.

             "Financing Statement" shall mean a UCC-1 financing statement executed by the Borrower in favor of the Lender.

             "General Contract" shall mean the contract between the Borrower and the General Contractor for construction of the Infrastructure.

             "General Contractor" shall mean the Fletcher Pacific Construction Co., Ltd.

             "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

             "Governmental Authorizations" shall mean all franchises, licenses, permits, consents, approvals, authorizations and agreements granted or issued by any local, state or Federal commission, agency or authority or any other Governmental Authority, whether presently existing or hereafter granted or issued to or obtained or used by the Borrower in its business.

             "Hazardous Material Indemnity Agreement" shall mean an agreement whereby the Borrower indemnifies the Lender against all claims, losses and damages related to hazardous materials in, on or about the Property, in form and substance satisfactory to the Lender.

             "Indirect costs" shall mean the total of the costs and expenses other than Construction Costs relating to construction of the Infrastructure and the financing thereof.

             "Infrastructure" shall mean the offsite and on-site infrastructure (including drainage, sewer and water lines and roadways but exclusive of the Offsite Water System) necessary to deliver the 233 residential lots, including one multi-family lot, comprising the Project.

             "Loan" shall have the meaning assigned thereto in Section 1.1.

             "Loan Documents" shall mean this Agreement, the Note, the Mortgage and Security Agreement, the Assignment of Sales Contracts, the Financing Statement, the Hazardous Materials Indemnity Agreement, the Assignment of Contracts, the Assignment of Escrow Agreement and Consent, the Subordination Agreement, the Escrow Agreement and all such other instruments, documents and agreements evidencing or securing the Loan or required by the terms of this Agreement to be executed and delivered by the Borrower as a condition to the Loan.

             "Maturity Date" shall mean the date which is two (2) years from the date of this Agreement.

             "Minimum IRR" shall have the meaning assigned thereto in Section
   2.1.

             "MLP" shall mean Maui Land & Pineapple Company, Inc., a Hawaii corporation.

             "Mortgage and Security Agreement" shall mean a mortgage and security agreement, in form and content satisfactory to the Lender, granting to the Lender a first lien on all of the Borrower's right, title and interest in and to the Property and the improvements constructed and to be constructed thereon and personal property related thereto.

             "Net Sales Proceeds" shall mean the gross sales proceeds for a Unit, which shall in no event be less than the sales price for such Unit as set forth in Exhibit C attached hereto, less reasonable commissions and normal closing costs, which commissions and costs shall not, without the Lender's prior written consent, exceed, in the aggregate, six percent (6%) of the gross sales price.

             "Note" shall have the meaning assigned thereto in Section 1.2.

             "Offsite Water System" shall mean the offsite waterline and waterstorage tank to be built by the Borrower upon land owned by MLP pursuant to the Water Storage and Waterline Development Agreement.

             "Offsite Water System Contract" shall mean the Contract dated September 20,1995, among 3521 Corp., the Borrower and the Offsite Water System Contractor for the construction of the Offsite Water System.

             "Offsite Water System Contractor" shall mean Goodfellow Brothers, Inc., a Hawaii corporation.

             "Organizational Documents" shall mean, with respect to a corporation, its articles of incorporation and bylaws and all amendments thereto, and with respect to a partnership or joint venture, its partnership or joint venture agreement, and all amendments thereto.

             "Participation Agreement" shall mean the Transfer Participation Agreement dated February 13, 1993 between Pioneer Mill Company, Limited and Uhina Corp.

             "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

             "Person" shall mean and include any individual, partnership, firm, corporation, association, trust or other enterprise or any governmental or political subdivision or agency, department or instrument thereof.

             "Plan" shall mean at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by a member of the Controlled Group (including the Borrower) for employees of a member of the Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

             "Plans and Specifications" shall mean the final plans and specifications for the construction of the Infrastructure and the Offsite Water System which have been prepared by the Borrower's Engineer and approved as required by this Agreement, together with all amendments and modifications thereof made by Change Orders.

             "Project" shall mean the Kahana Ridge residential subdivision project located in Maui, Hawaii, and to be comprised of 233 residential lots (including 232 single-family residential lots plus one multi-family lot), a park lot, an archeological site lot and related roadway lots.

             "Property" shall mean approximately 60 acres of land located at Maui, Hawaii, more particularly described in Exhibit A to the Mortgage and Security Agreement.

             "Reportable Event" shall mean an event described in Section 4043(b) of ERISA (with respect to which the 30-day notice requirement has not been waived by the PBGC).

             "Requirements of Law" shall mean, as to any Person, the partnership agreement, certificate, charter or articles of incorporation and by-laws or other organization or governing documents of such Person, and any material statute, law, treaty, rule or regulation or determination of an arbitrator or a court of other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

             "Responsible Officer" shall mean such Person(s) (a) who shall have received and who shall possess all necessary and appropriate authority to execute and deliver certificates, documents and/or instruments hereunder on behalf of the Borrower, and (b) with respect to whom the Borrower shall have designated and certified to the Lender and provided the Lender satisfactory evidence of such authority.

             "Right of Entry Agreement" shall mean the Right of Entry Agreement for the Construction of Offsite Drains and Siltation Basin and for the Post-Construction Delivery of Easement dated December 22, 1995 among 3521 Corp., the Borrower and MLP.

             "Storage Tank Agreement" shall mean the Agreement Concerning The Construction Of A One Million Gallon Storage Tank dated March 30, 1995, between the Board and 3521 Corp., which has been partially assigned to the Borrower by agreement dated April 12, 1996.

             "Subordination Agreement" shall mean a subordination agreement in form and substance satisfactory to the Lender whereby The Bank of Bermuda, Limited subordinates its loan and security interest in the Property to the Loan and Loan Documents.

             "Unfunded Vested Liabilities" means, with respect to any Plan at any time the amount (if any) by which (a) the present value of all vested nonforfeitable benefits under such Plan exceeds or (b) the Fair Market Value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

             "Unit(s)" shall mean the 233 single-family residential lots comprising the Project.

             "Water Storage and Waterline Development Agreement" shall mean the Water Storage and Waterline Development Agreement dated December 20, 1995 among 3521 Corp., the Borrower, MLP, the Board and the Offsite Water System Contractor.

             "Written" or "in writing" shall mean any form of written communication including (without limitation) communication by means of telex, telecopier device, telegraph or cable.

             8.2 Accounting Principles. All statements to be prepared and determinations to be made under this Agreement, including (without limitation) those pursuant to Section 5 shall be prepared and made in accordance with generally accepted accounting principles applied on a consistent basis.

             8.3 Exercise of Rights; Consents. Neither the failure nor delay on the part of the Lender to exercise any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided as cumulative and not exclusive of any rights or remedies which the Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitled the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Lender to any other or further action in any circumstances without notice or demand. Any and all consents of the Lender required by or pursuant to the terms of this Agreement or the other Loan Documents, shall be in writing, signed by the Lender, and unless otherwise specifically stated herein or therein, shall be given or withheld in the sole discretion of the Lender.

             8.4 Amendment and Waiver. Neither this Agreement, the Note, any Loan Document nor any terms hereof or thereof may be amended, supplemented, waived or otherwise modified except in writing and signed by the parties hereto. In the case of any waiver, the Borrower and the Lender shall be restored to their former position and rights hereunder and under the Note, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right arising therefrom.

             8.5  Expenses.

             (a) The Borrower agrees to pay all out-of-pocket expenses of the Lender incurred in connection with the preparation, execution, enforcement and administration of this Agreement, the Note and the other Loan Documents and the making and repayment of the Loan, including without limitation, the costs of title policy, attorneys' fees, appraisal fees, recording costs, special mortgage recording fees and escrow fees and including Lender's costs of performing its "due diligence" in connection with the Loan, provided that Lender submits to Borrower receipts or other evidence of such due diligence costs and provided further that the reimbursement for such due diligence costs shall not exceed $10,000.00. Other than costs of enforcement, all such reimbursements shall be paid at closing of the Loan.

             (b) The Borrower further agrees to pay, and to save the Lender harmless from all liability for, any stamp or other documentary taxes which may be payable in connection with the Borrower's execution or delivery of this Agreement and the other Loan Documents, its borrowings hereunder, or its issuance of the Note or of any other instruments or documents provided for herein or delivered or to be delivered by the Borrower hereunder or in connection herewith.

             (c) All obligations provided for in this Section 8.5 shall survive any termination of this Agreement.

             8.6 Successors and Assigns. This Agreement shall bind, and the benefits thereof shall inure to, the Borrower, the Lender and their respective successors and assigns, provided that the Borrower may not transfer or assign any or all of its rights and/or obligations hereunder or under the other Loan Documents without the prior written consent of the Lender, which may be withheld in the Lender's sole discretion.

             8.7 Consent to Set-Off. In addition to any rights and remedies of the Lender provided by law, the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of any Event of Default or upon the filing of a petition under any of the provisions of the federal Bankruptcy Code or amendments thereto by; the making of a general assignment for the benefit of creditors by; the application for the appointment, or the appointment, of any receiver of, or of any material portion of the property of; the issuance of any execution against any material portion of the property of; the issuance of a subpoena or order, in supplementary proceedings, against or with respect to any material portion of the property of; or the issuance of a warrant of attachment against any material portion of the property of, the Borrower, to set-off and apply against any indebtedness whether matured or unmatured, of the Borrower to the Lender, any amount owing from the Lender to the Borrower, at or at any time after, the happening of any of the above mentioned events, and the aforesaid right of set-off may be exercised by the Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing, issuance or service upon the Borrower and the Lender of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant.

             8.8 Notices, Requests, Demands. All notices, requests, demands or other communications to or upon the parties hereto shall be deemed to have been given or made when given or made (a) in the case of notice by mail or by courier, when actually received, and (b) in the case of telecopier notice, when actually received, in each case addressed to the Borrower or the Lender, as the case may be, at their respective addresses and facsimile numbers shown below their signatures hereto or at such other address or facsimile number as such party may hereafter specify in writing to the other. No method of giving notice is hereby precluded.

             8.9 Survival of Representations and Warranties. All representations and warranties contained herein or otherwise made in writing by the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Note.

             8.10 Governing Law. This Agreement and the rights and obligations of the parties under this Agreement, the Note and the other Loan Documents shall be governed by the laws of the State of Hawaii (but without giving effect or principles of conflict of laws) as to interpretation, enforcement, validity, construction, effect and in all other respects, but excluding perfection, which shall be governed by and controlled by the laws of the relevant jurisdiction.

             8.11 Counterparts. This Agreement may be executed in any number of copies, and by the parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.

             8.12 Further Assurances. From time to time, within fifteen (15) days after the Lender's demand therefor, the Borrower will execute and deliver to the Lender such additional documents, will take such further action and will provide the Lender with such additional information as the Lender may reasonably require to carry out the terms of this Agreement and the other Loan Documents, and to be informed of the Borrower's status and affairs.

             8.13 Entire Agreement. This Agreement and the Loan Documents contain the entire agreement between the parties. This Agreement and the Loan Documents supersede any and all other agreements and communications, either oral or in writing, between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents.

             8.14 Descriptive Headings. The descriptive headings of the various provisions of this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

             IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered on the date first above written.


                       By: CFSC CAPITAL CORP. XI, a Delaware
                             corporation

                       By: /s/Steve Trawick
                          Name:   Steve Trawick
                          Title:  Assistant Vice President

                       Telephone No.: (612) 984-3055
                       Telecopy No.:  (612) 984-3905
                       Address:  c/o Cargill, Incorporated
                                 P.O. Box 5653
                                 Minneapolis, Minnesota 55440
                       Attn:     Mr. Steve Trawick


                       MAUI USA INC., a Nevada corporation

                       By: /s/Mike O. Kirkeby
                          Name:   Mike O. Kirkeby
                          Title:  President

                       Telephone No.: (808) 667-0647
                       Telecopy No.:  (808) 661-5543
                       Address:  505 Front Street, Suite 233
                                 Lahaina, Maui, Hawaii 96761
                       Attn:     Mr. Mike Kirkeby

                                                     EXHIBIT A




                                 PROMISSORY NOTE


   U.S. $8,000,000.00                         Honolulu, Hawaii
                          Effective Date:  __________ __, 1996


   1.   Promise to Pay; Interest Rate; Payment Schedule.

        The undersigned, MAUI USA INC., a Nevada corporation (the "Borrower"), hereby promises to pay to the order of CFSC CAPITAL CORP. XI, a Delaware corporation (the "Lender"), in lawful money of the United States of America (in freely transferable U.S. Dollars and in immediately available funds), at c/o Cargill, Incorporated, P.O. Box 5653, Minneapolis, Minnesota 55440, at the times and in the manner provided in the Agreement referred to below, the principal sum of EIGHT MILLION AND NO/100 DOLLARS ($8,000,000.00), or so much thereof as may have been disbursed by the Lender and remain outstanding.

        The Borrower also promises to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates per annum which shall be determined in accordance with the provisions of Section 2.1 of that certain Loan Agreement (the "Agreement") dated __________ __, 1996, between the Borrower and the Lender, said interest to be payable at the times and in the manner provided for in the Agreement. The Borrower also promises to pay the outstanding principal amount of this Note in like money at said office at the times and in the manner provided for in the Agreement.

   2. Events of Default; Remedies. This Note is the Note referred to in the Agreement and is entitled to the benefits thereof. If an Event of Default (as defined in the Agreement) shall occur and be continuing, the Lender shall have all rights and remedies, legal or equitable, available to the Lender under any of the Loan Documents (as defined in the Agreement) or at law.

   3. Late Charges. If any payment due under this Note is not made within ten (10) days of the date when due, the Borrower will pay to the Lender a late charge in respect of that payment, in the amount of 5% of the overdue payment.

   4. Lender's Expenses. The Borrower will pay on demand all of the Lender's reasonable expenses, including reasonable attorneys' fees, arising out of or related to the protection or enforcement of the Lender's rights under this Note or any other of the Loan Documents, whether or not an Event of Default shall have occurred and whether or not legal proceedings are commenced.

   5. Limitation on Payments. In no event shall the Borrower be obligated to pay any amount under this Note that exceeds the maximum amount allowable by law. If any sum is collected in excess of the applicable maximum amount allowable by law, the excess collected shall, at the Lender's discretion, be applied to reduce the principal balance of this Note or returned to the Borrower.

   6. Waivers. The Borrower (and each of them, if more than one) waives presentment, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance or enforcement of this Note, and consents to any extension of time (and even multiple extensions of time for longer than the original term), renewals, releases of any person or organization liable for the payment of this Note, and waivers or modifications or other indulgences that may be granted or consented to by the Lender in respect to the loan evidenced by this Note.

   7. Severability. If any provision of this Note is invalid or unenforceable, such validity or unenforceability shall not affect any other provision of this Note that can be given effect. The provisions of this Note are several.

   8. Governing Law. This Note shall be governed by the laws of the State of Hawaii.

                                 MAUI USA INC.,
                                 a Nevada corporation


                                 By__________________________
                                   Name:
                                   Title: